OPTION AGREEMENT

The undersigned do hereby agree this 19th day of November, 2008 to issue this day an option and do hereby issue an option in this agreement, exercisable at any time in Sputnik’s sole and absolute discretion, with expiring in 5 years, to acquire 35,000,000 shares of Sputnik Enterprises, Inc. common stock for the aggregate sum of $1.00.

Sputnik Enterprises, Inc.

By:

David LaDuke, President

Sputnik, Inc.

By:

David LaDuke, President